EXHIBIT D-6

                                  United States
                          NUCLEAR REGULATORY COMMISSION
                           Washington, D.C. 20555-0001

                                                     June 2, 1998

Mr. Martin L. Bowling, Jr.
Recovery Officer - Technical Services
Northeast Nuclear Energy Company
c/o Ms. Patricia A. Loftus
Director - Regulatory Affairs
P. O. Box 128
Waterford, CT  06385

SUBJECT: ORDER APPROVING THE APPLICATION REGARDING THE PROPOSED RESTRUCTURING OF CENTRAL MAINE POWER COMPANY
                  (TAC NO. MA1236)

Dear Mr. Bowling:

By letter dated March 4, 1998, Central Maine Power Company (CMP), by and through its counsel, Morgan, Lewis, and Bockius, submitted an application for consent pursuant to Section 50.80 of Title 10 of the Code of Federal Regulations regarding the proposed restructuring of CMP, which will result in CMP becoming a subsidiary of a new holding company. The enclosed Order was issued in response to that application. The staff's Safety Evaluation in support of the Order is also enclosed.

The Order has been forwarded to the Office of the Federal Register for publication.

If you have any questions, please contact me at 301-415-1437.

                                           Sincerely,

                                           James W. Andersen, Project Manager
                                           Special Projects Office - Licensing
                                           Office of Nuclear Reactor Regulation
Docket No. 50-423
Enclosures:       1.  Order
                  2.  Safety Evaluation
cc w/encls:  See next page

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Millstone Nuclear Power Station
Unit 3

cc:

Lillian M. Cuoco, Esquire
Senior Nuclear Counsel
Northeast Utilities Service Company
P. O. Box 270
Hartford, CT 06141-0270

Mr. Kevin T. A. McCarthy, Director
Monitoring and Radiation Division
Department of Environmental
 Protection
79 Elm Street
Hartford, CT  06106-5127

Regional Administrator, Region I
U.S. Nuclear Regulatory Commission
475 Allendale Road
King of Prussia, PA  19406

First Selectmen
Town of Waterford
Hall of Records
200 Boston Post Road
Waterford, CT  06385

Mr. Wayne D. Lanning
Deputy Director of Inspections
Special Projects Office
475 Allendale Road
King of Prussia, PA  19406-1415

Mr. M. H. Brothers
Vice President - Millstone Unit 3
Northeast Nuclear Energy Company
P. O. Box 128
Waterford, CT  06385

Mr. M. R. Scully, Executive Director
Connecticut Municipal Electric
 Energy Cooperative
30 Stott Avenue
Norwich, CT  06360

Mr. David Amerine
Vice President - Human Services
Northeast Utilities Service Company
P. O. Box 128
Waterford, CT  06385

Joseph R. Egan, Esquire
Egan & Associates, P.C.
2300 N Street, NW
Washington, DC  20037

Mr. F.C. Rothen
Vice President - Work Services
Northeast Utilities Service Company
P. O. Box 128
Waterford, CT  06385

Ernest C. Hadley, Esquire
1040 B Main Street
P. O. Box 549
West Wareham, MA  02576

Mr. John Buckingham
Department of Public Utility Control
Electric Unit
10 Liberty Square
New Britain, CT  06051


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


Millstone Nuclear Power Station
Unit 3

cc:

Mr. James S. Robinson, Manager
Nuclear Investments and
 Administration
New England Power Company
25 Research Drive
Westborough, MA  01582

Mr. John Streeter
Recovery Officer - Nuclear Oversight
Northeast Utilities Service Company
P. O. Box 128
Waterford, CT  06385

Deborah Katz, President
Citizens Awareness Network
P. O. Box 83
Shelburne Falls, MA  03170

Mr. Allan Johanson, Assistant
Director
Office of Policy Management
Policy Development and Planning
 Division
450 Capitol Avenue - MS# 52ERN
P. O. Box 341441
Hartford, CT  06134-1441

Citizens Regulatory Commission
ATTN:  Ms. Susan Perry Luxton
180 Great Neck Road
Waterford, CT  06385

The Honorable Terry Concannon
Nuclear Energy Advisory Council
Room 4035
Legislative Office Building
Capitol Avenue
Hartford, CT  06106

Mr. Evan W. Woollacott
Co-Chair
Nuclear Energy Advisory Council
128 Terry's Plain Road
Simsbury, CT  06070

Mr. John W. Beck, President
Little Harbor Consultants, Inc.
Millstone - ITPOP Project Office
P. O. Box 0630
Niantic, CT  06357-0630

Mr. B. D. Kenyon (Acting)
Chief Nuclear Officer - Millstone
Northeast Nuclear Energy Company
P. O. Box 128
Waterford, CT  06385

Mr. Daniel L. Curry
Project Director
Parsons Power Group Inc.
2675 Morgantown Road
Reading, PA  19607

Mr. Don Schopfer
Verification Team Manager
Sargent & Lundy
55 E. Monroe Street
Chicago, IL  60603


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Millstone Nuclear Power Station
Unit 3

cc:

Mr. G. D. Hicks
Director - Unit 3
Northeast Nuclear Energy Company
P. O. Box 128
Waterford, CT  06385

Senior Resident Inspector
Millstone Nuclear Power Station
c/o U.S. Nuclear Regulatory
 Commission
P. O. Box 513
Niantic, CT  06357

Mr. William D. Meinert
Nuclear Engineer
Massachusetts Municipal Wholesale
  Electric Company
P. O. Box 426
Ludlow, MA  01056

Attorney Nicholas J. Scobbo, Jr.
Ferriter, Scobbo, Caruso, Rodophele,
 PC
1 Beacon Street, 11th Floor
Boston, MA  02108



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                                                                      7590-01-P

                            UNITED STATES OF AMERICA

                          NUCLEAR REGULATORY COMMISSION

In the Matter of                                     )
                                                     )
CENTRAL MAINE POWER COMPANY                          )        Docket No. 50-423
                                                     )
(Millstone Nuclear Power Station Unit 3)             )



             ORDER APPROVING APPLICATION REGARDING THE RESTRUCTURING
                         OF CENTRAL MAINE POWER COMPANY
                      BY ESTABLISHMENT OF A HOLDING COMPANY


                                       I.

     Central Maine Power Company(CMP), a 2.5 percent owner of the Millstone Nuclear Power Station, Unit 3 (Millstone Unit 3), one of the 13 other owners of Millstone Unit 3, is a co-holder of Facility Operating License No. NPF-49 issued by the U.S. Nuclear Regulatory Commission (NRC) pursuant to Part 50 of Title 10 of the Code of Federal Regulations (10 CFR Part 50) on January 31,1986. Under this license, Northeast Nuclear Energy Company (NNECO), has the exclusive authority to operate Millstone Unit 3. Millstone Unit 3 is located in New London County, Connecticut.

                                       II.

     By an application dated March 4,1998, CMP, by and through its counsel, Morgan, Lewis, and Bockius, requested consent pursuant to 10 CFR 50.80

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regarding the proposed restructuring of CMP. Under the restructuring,  CMP would become a wholly owned subsidiary of a newly created holding company but would continue to hold its 2.5 percent ownership interest in Millstone Unit 3. No direct transfer of the license would occur. NNECO, which is not involved in the proposed transaction, would continue to be the licensed operator for Millstone Unit 3. The holders of CMP common stock would automatically become holders of common stock of the new holding company on a share-for-share basis, according to the application.

     Notice of this application for consent was published in the FEDERAL REGISTER on April 24,1998 (63 FR 20434); and an Environmental Assessment and Finding of No Significant Impact was published in the FEDERAL REGISTER on May 4, 1998 (63 FR 24576).

     Under 10 CFR 50.80, no license shall be transferred, directly or indirectly, through transfer of control of the license unless the Commission shall give its consent in writing. Upon review of the information submitted in the application dated March 4,1998, the NRC staff has determined that the proposed restructuring of CMP by creation of a holding company will not affect the qualifications of CMP as a holder of Facility Operating License No. NPF-49, and that the transfer of control of the license, to the extent effected by the proposed restructuring, is otherwise consistent with applicable provisions of law, regulations, and orders issued by the Commission, subject to the conditions set

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forth herein.  These findings are supported by a Safety Evaluation dated June 2,
1998.

                                      III.

     Accordingly, pursuant to Sections 161b, 161i, 161o, and 184 of the Atomic Energy Act of 1954 as amended; 42 U.S.C. Subsections 2201(b), 2201(i), 2201(o), and 2234; and 10 CFR 50.80, IT IS HEREBY ORDERED that the Commission approves the application regarding the proposed restructuring of CMP subject to the following: (1) CMP shall provide the Director of the Office of Nuclear Reactor Regulation a copy of any application, at the time it is filed, to transfer
(excluding grants of security interests or liens) from CMP to its proposed parent or to any other affiliated company, facilities for the production, transmission, or distribution of electric energy having a depreciated book value exceeding 10 percent (10%) of CMP's consolidated net utility plant, as recorded on CMP's books of account; and (2) should the restructuring of CMP not be completed by December 31,1998, this Order shall become null and void, provided, however, on application and for good cause shown, such date may be extended.

     This Order is effective upon issuance.

                                       IV.

     By July 13th , 1998, any person adversely affected by this Order may file a request for a hearing with respect to issuance of the Order. Any person

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requesting a hearing  shall set forth with  particularity  how that  interest is adversely affected by this Order and shall address the criteria set forth in 10 CFR 2.714(d).

     If a hearing is to be held, the Commission will issue an order designating the time and place of such hearing.

     The issue to be considered at any such hearing shall be whether this Order should be sustained.

     Any request for a hearing must be filed with the Secretary of the Commission, U.S. Nuclear Regulatory Commission, Washington, DC 20555-0001,
Attention: Rulemakings and Adjudications Staff, or may be delivered to the Commission's Public Document Room, The Gelman Building, 2120 L Street, NW., Washington, DC by the above date. Copies should be also en to the Office of the General Counsel and to the Director, Office of Nuclear Reactor Regulation, U.S. Nuclear Regulatory Commission, Washington, DC 20555-0001; Lillian M. Cuoco, Esq., Northeast Utilities Service Company, P.O. Box 270, Hartford, Connecticut, 06106-5127, Senior Nuclear Counsel to NNECO; and to Kevin P. Gallen, Esq., Morgan, Lewis, and Bockius, 1800 M Street, NW., Washington, DC 20036-5869, Counsel for CMP.

     For further details with respect to this action, see the application for approval regarding the corporate restructuring dated March 4,1998, the NRC staff's Safety Evaluation dated 1998, and Environmental Assessment and Finding of No Significant Impact dated April 24,1995, which are available for public

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



inspection at the Commission's Public Document Room, The Gelman Building, 2120 L Street, NW., Washington, DC, and at the local public document room located at the Learning Resources Center, Three Rivers Community-Technical College, 574 New London Turnpike, Norwich, Connecticut, and at the Waterford Library, ATTN: Vince Juliano, 49 Rope Ferry Road, Waterford, Connecticut.

     Dated at Rockville, Maryland, this 2nd day of June 1998.

                                  FOR THE NUCLEAR REGULATORY COMMISSION




                                  Samuel J. Collins, Director
                                  Office of Nuclear Reactor Regulation



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



                                  UNITED STATES
                          NUCLEAR REGULATORY COMMISSION
                           WASHINGTON, D.C. 20555-0001





          SAFETY EVALUATION BY THE OFFICE OF NUCLEAR REACTOR REGULATION

                        PROPOSED CORPORATE RESTRUCTURING

                         OF CENTRAL MAINE POWER COMPANY

                                DOCKET NO. 50-423

                     MILLSTONE NUCLEAR POWER STATION, Unit 3



1.0      INTRODUCTION

By application dated March 4,1998, Central Maine Power Company (CMP), through its counsel, Mr. Kevin P. Gallen, of Morgan, Lewis and Bockius, informed the U.S. Nuclear Regulatory Commission (NRC) that a corporate restructuring of CMP had been proposed that will result in the creation of a holding company (under the temporary name HoldCo) organized under the laws of the State of Maine. CMP and its existing nonutility subsidiaries will become wholly owned subsidiaries of HoldCo. CMP owns a 2.5 percent interest in the Millstone Nuclear Power Station, Unit 3 (Millstone 3). Under the restructuring, the holders of CMP common stock will become the holders of common stock of the holding company on a share-for-share basis. After the restructuring, CMP will continue to be a public utility providing the same utility services as it did immediately before the reorganization. CMP will continue to be a licensee of Millstone 3, and no direct transfer of the license or interests in the Unit will result from the proposed restructuring. Approval for the indirect transfer of control of the license resulting from the restructuring is being sought from the NRC pursuant to Title 10 of the Code of Federal Regulations (10 CFR) Section 50.80.

Pursuant to 10 CFR 50.80, the Commission may approve the transfer of the control of a license, after notice to interested persons. Such action is contingent upon the Commission's determination that the holder of the license following the

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transfer  of  control is  qualified  to hold the  license  and the  transfer  is otherwise consistent with applicable provisions of law, regulations, and orders of the Commission.

2.0      FINANCIAL QUALIFICATIONS ANALYSIS

According to CMP's application, following the proposed restructuring, CMP will continue as a 2.5 percent owner of Millstone 3 and will remain an electric utility as defined in 10 CFR 50.2, engaged in the generation, transmission, and distribution of electric energy for wholesale and retail markets. The Federal Energy Regulatory Commission will still regulate CMP's wholesale electric rates, and the Maine Public Utilities Commission (MPUC) will also maintain jurisdiction over the licensee's retail electric rates.

The application states that the proposed restructuring will have no impact on the revenues and expenses of CPM regarding the operation of Millstone 3 and that decommissioning funding will not be affected. As an electric utility, CMP is exempt from further financial qualifications review, pursuant to 10 CFR 50.33(f). However, in view of the NRC's concern that restructuring can lead to a diminution of assets necessary for the safe operation and decommissioning of a licensee's nuclear power plant, the NRC's practice has been to condition license transfer approvals upon a requirement that the licensee not transfer significant assets from the licensee to an affiliate without first notifying the NRC. This requirement assists the NRC in assuring that a licensee will continue to maintain adequate resources to contribute to the safe operation and decommissioning of its facility. Thus, the following should be made a condition of the Order approving the application regarding the proposed restructuring:

               CMP shall provide the Director of the Office of Nuclear Reactor Regulation a copy of any application, at the time it is filed, to transfer (excluding grants of security interests or liens) from CMP to its proposed parent, or to any other affiliated company, facilities for the production, transmission, or distribution of electric energy having a depreciated book value exceeding 10 percent (10%) of CMP's consolidated net utility plant, as recorded on CMP's books of accounts.

3.0      TECHNICAL QUALIFICATIONS

Northeast Nuclear Energy Company (NNECO), a co-owner of Millstone 3, has exclusive authority under the license to operate the facility. NNECO is not involved in the proposed restructuring of CMP. CMP confirmed in its application

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that there will be no change as a result of the  proposed  restructuring  in the
operational  or  management   personnel  of  Millstone  3.  Since  the  proposed
restructuring does not involve any transfer of operational authority under the license to CMP or its proposed holding company, a review of its technical qualifications is not necessary.

4.0      ANTITRUST REVIEW

Section 105 of the Atomic Energy Act of 1954, as amended (the Act), requires the Commission to conduct an antitrust review in connection with an application for a license to construct or operate a facility under Section 103. Although HoldCo may become the holding company of CMP, a licensee for Millstone 3, i.e., may indirectly acquire control of the license (to the extent held by CMP), CMP's application does not indicate that Hold Co will be performing activities for which a license is needed. Since approval of the application would not involve the issuance of a license, the procedures under Section 105 regarding antitrust reviews do not apply, including the making of any -significant changes" determination.

5.0      FOREIGN OWNERSHIP, CONTROL, OR DOMINATION

The licensee indicated in its application that after restructuring is implemented, HoldCo will become the sole holder of CMP outstanding common stock and that the current holders of CMP's common stock will become holders of the common stock of HoldCo on a share-for-share basis. Thus, the previous holders of CMP common stock will own HoldCo common stock in the same proportion as they held CMP common stock. The application also states all of the directors and officers of HoldCo and CMP will be U.S. citizens. According to the application, CMP is not now, and will not be following the proposed restructuring, owned, controlled, or dominated by an alien, foreign corporation, or foreign government. The staff does not know or have reason to believe otherwise.

6.0      CONCLUSIONS

In view of the foregoing, the NRC staff concludes that the proposed restructuring of CMP by creation of a holding company will not adversely affect the financial qualifications of CMP with respect to the operation and decommissioning of Millstone 3. Also, there do not appear to be any problematic antitrust or foreign ownership considerations that would result from the proposed restructuring. Thus, the proposed restructuring will not affect the qualifications of CMP as a holder of the license for Millstone 3, and the transfer of control of the license, to the extent effected by the proposed restructuring, is otherwise consistent with

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applicable provisions of law,  regulations,  and orders issued by the Commission pursuant thereto. Accordingly, the NRC should approve the application regarding the proposed restructuring, subject to the condition discussed above concerning significant asset transfers.

Principal Contributor:  A. F. McKeigney

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